Exhibit 16.1
Cinnamon Jang Willoughby & Company

Chartered Accountants
A Partnership of Incorporated Professionals

Reply: R.D. Miller

May 14, 2007

Securities and Exchange Commission
Mail Stop 11-3
100 F Street, NW
Washington, DC 20549

Dear Sirs/Madams:

              We have read Item 4.01 (A) of. Reostar Energy Corp's Form 8-K dated May 14, 2007 and have the following comments:

              With the exception of the first sentence in the first paragraph, with which we have no basis to agree or disagree, we agree with the rest of this paragraph.

              We agree with the statements made in paragraphs two, three and four of Section A. We have no basis to agree or disagree with the statements made in Section B.

Yours truly,

"Cinnamon Jang Willoughby & Company"

Independent Chartered Accountants

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.
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